Exhibit 99.5

[logo]Waterstone Financial, Inc.
Subscription & Community Offering Stock Order Form
			Waterstone Financial, Inc.	Expiration Date
			Stock Information Center	for Stock Order Forms:
			_____ ________,	[expiration date]
			_____________, Wisconsin _____	5:00 p.m., Central Time
			[stock center phone #]	(received not postmarked)

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock.  Copies of this form are not required to be accepted.  Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares	Subscription Price X 8.00 =	(2) Total Payment Due	Minimum number of shares: 25 shares ($200) Maximum number of shares: 375,000 shares ($3,000,000) Maximum number of shares for associates or group: 375,000 shares ($3,000,000) See Instructions.
$

(3) Employee/Officer/Director Information ☐ Check here if you are an employee, officer or director of WaterStone Bank or a member of such person’s immediate family living in the same household.
(4) Method of Payment by Check Enclosed is a check, bank draft or money order payable to Waterstone Financial, Inc. in the amount indicated here.	Total Check Amount	$		.
(5) Method of Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at WaterStone Bank.  There is no early withdrawal penalty for this form of payment.  Individual Retirement Accounts maintained at WaterStone Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw		$ Withdrawal Amount
		$		.
		$		.
(6) Purchaser Information
Subscription Offering
☐ a. Check here if you are an Eligible Account Holder with a deposit account(s) at WaterStone Bank totaling $50.00 or more at the close of business on December 31, 2011.
☐ b. Check here if you are a Supplemental Eligible Account Holder with a deposit account(s) at WaterStone Bank totaling $50.00 or more at the close of business on June 30, 2013 but are not an Eligible Account Holder.
☐ c. Check here if you are an Other Member with a deposit account(s) on [voting record date] but are not an Eligible Account Holder or Supplemental Eligible Account Holder.
Community Offering
☐ d. Check here if you are a community member (Indicate county of residence in #9 below).
☐ e. Check here if you were a stockholder of Waterstone Financial, Inc. on [stockholder record date].

Account Information
List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in a, b or c above.  Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.  Use reverse side for additional space.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership and SS# or Tax ID#:				SS#/Tax ID#
☐ Individual	☐ Joint Tenants	☐ Tenants in Common	☐ Fiduciary (i.e., trust, estate)
☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only)		☐ Company/Corporation/ Partnership	☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)	SS#/Tax ID#
(8) Stock Registration and  Address:  Name and address to appear on stock registration statement. Adding the names of other persons who are not owners of your qualifying account(s) may result in the loss of your subscription rights.

Bank Use	Name
Bank Use	Name continued
Mail to– Street
City			State	Zip Code
(9) Telephone Daytime/Evening	( ) --	( )	--	County of Residence
(10) Associates/Acting in Concert
☐ Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares and/or are current owners of existing shares of Waterstone Financial, Inc.

(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by Waterstone Financial, Inc. no later than _:00 p.m., Central Time, on [expiration date], unless extended; otherwise this stock order form and all subscription rights will be void.  The undersigned agrees that after receipt by Waterstone Financial, Inc., this stock order form may not be modified, withdrawn or canceled without Waterstone Financial, Inc.’s consent and if authorization to withdraw from deposit accounts at WaterStone Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding.  It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of conversion and reorganization of Lamplighter Financial, MHC described in the accompanying prospectus.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another.  WaterStone Bank SSB, Lamplighter Financial, MHC, and Waterstone Financial, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer.  Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.
By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.
Bank Use

Signature	Date	Signature	Date

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Item (6) Purchaser Account Information continued:
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) Associates/Acting In Concert continued:
If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or your associates and list the number of shares of Waterstone Financial, Inc. currently owned by you or your associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) of existing stockholders	Number of shares owned

. Associate - The term “associate” of a particular person means:

(1) a corporation or organization other than Lamplighter Financial, MHC, Waterstone Financial, Inc. or WaterStone Bank SSB or a majority-owned subsidiary of Lamplighter Financial, MHC, Waterstone Financial, Inc. or WaterStone Bank SSB of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

(2) a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

(3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or officer of Lamplighter Financial, MHC, Waterstone Financial, Inc. or WaterStone Bank SSB or any of their parents or subsidiaries.

Acting in concert – The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.

We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

CERTIFICATION FORM
I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY LAMPLIGHTER FINANCIAL, MHC, WATERSTONE FINANCIAL, INC, WATERSTONE BANK SSB, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY.  THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.
I further certify that, before purchasing the common stock of Waterstone Financial, Inc. (the “Company”), which will become the holding company for WaterStone Bank SSB, I received a prospectus of the Company dated _____, 2013 relating to such offer of common stock.  The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section beginning on page __, the risks involved in the investment in this common stock, including but not limited to the following:

Risks Related to Our Business
1.	We operate in a highly regulated environment and we are subject to supervision, examination and enforcement action by various bank regulatory agencies.
2.
WaterStone Bank operates under a memorandum of understanding and Waterstone-Federal has adopted board resolutions requested by the Federal Reserve Board.  The memorandum of understanding and the board resolutions restrict our operations, and the failure to comply with either could result in additional enforcement actions by the Federal Reserve Board, the Federal Deposit Insurance Corporation or the WDFI.  Continued compliance with the memorandum of understanding and the board resolutions consent may also adversely affect our operations and financial condition.

3.	Changing interest rates may have a negative effect on our results of operations.
4.	An increase in interest rates may reduce our mortgage banking revenues, which would negatively impact our non-interest income.
5.	We continue to experience high levels of delinquencies, non-accrual loans and charge-offs, which negatively impacts our financial condition and results of operations.
6.	We rely heavily on certificates of deposit, which has increased our cost of funds and could continue to do so in the future.
7.
We intend to increase our commercial business lending, and we intend to continue our commercial real estate and multi-family residential real estate lending, which may expose us to increased lending risks and have a negative effect on our results of operations.

8.	Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.
9.	If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.
10.	Proposed and final regulations could restrict our ability to originate and sell loans.
11.	A continuation or worsening of economic conditions could adversely affect our financial condition and results of operations.
12.	If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.
13.
Because most of our borrowers are located in the Milwaukee, Wisconsin metropolitan area, a prolonged downturn in the local economy, or a decline in local real estate values, could cause an increase in nonperforming loans or a decrease in loan demand, which would reduce our profits.

14.	Strong competition within our market areas may limit our growth and profitability.
15.	Our inability to achieve profitability on new branches may negatively affect our earnings.
16.	Financial reform legislation is expected to increase our costs of operations.
17.	Changes in our accounting policies or in accounting standards could materially affect how we report our financial condition and results of operations.
18.	The need to account for certain assets at estimated fair value may adversely affect our results of operations.
19.	Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.
20.	Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.
21.	Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.
22.	Acquisitions may disrupt our business and dilute stockholder value.

Risks Related to the Offering
23.	The future price of the shares of common stock may be less than the $8.00 purchase price per share in the offering.
24.	Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.
25.	Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.
26.	Our stock-based benefit plans will increase our expenses and reduce our income.
27.	The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.
28.
We have not determined when we will adopt one or more new stock-based benefit plans.  Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

29.	Various factors may make takeover attempts more difficult to achieve.
30.	We may not receive regulatory approval to pay dividends following the completion of the conversion, or we may not pay dividends on our shares of common stock even if we receive regulatory approval.
31.	You may not revoke your decision to purchase New Waterstone common stock in the subscription or community offerings after you send us your order.
32.	The distribution of subscription rights could have adverse income tax consequences.

(By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws,
Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

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Waterstone Financial, Inc.
Stock Ownership Guide
Individual
Include the first name, middle initial and last name of the shareholder.  Avoid the use of two initials.  Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.

Joint Tenants
Joint tenants with right of survivorship may be specified to identify two or more owners.  When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant.  All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common
Tenants in common may also be specified to identify two or more owners.  When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant.  All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (“UTMA”)
Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state.  There may be only one custodian and one minor designated on a stock certificate.  The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”.  Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state.  For example, stock held by John Doe as custodian for Susan Doe under the WI Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA WI (use minor’s social security number).

Fiduciaries
Information provided with respect to stock to be held in a fiduciary capacity must contain the following:
● The name(s) of the fiduciary.  If an individual, list the first name, middle initial and last name.  If a corporation, list the full corporate title (name).  If an individual and a corporation, list the corporation’s title before the individual.
● The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.
● A description of the document governing the fiduciary relationship, such as a trust agreement or court order.  Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.
● The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.
● The name of the maker, donor or testator and the name of the beneficiary.
An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions
Items 1 and 2 - Number of Shares and Total Payment Due
Fill in the number of shares that you wish to purchase and the total payment due.  The amount due is determined by multiplying the number of shares by the subscription price of $8.00 per share.  The minimum purchase is 25 shares ($200) of common stock.  As more fully described in the plan of conversion and reorganization outlined in the prospectus, the maximum purchase in all categories of the offering is 375,000 shares ($3,000,000) of common stock.  No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 375,000 shares ($3,000,000) of common stock.

Item 3 - Employee/Officer/Director Information
Check this box to indicate whether you are an employee, officer or director of WaterStone Bank or a member of such person’s immediate family living in the same household.

Item 4 - Method of Payment by Check
If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to Waterstone Financial, Inc. Your funds will earn interest at a rate of 0.01% per annum until the stock offering is completed.

Item 5 - Method of Payment by Withdrawal
If you pay for your stock by a withdrawal from a deposit account at WaterStone Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account.  The total amount withdrawn should equal the amount of your stock purchase.  There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases.  This form of payment may not be used if your account is an Individual Retirement Account.

Item 6 – Purchaser Information
Subscription Offering
a.    Check this box if you had a deposit account(s) at WaterStone Bank totaling $50.00 or more on December  31, 2011 (“Eligible Account Holder”).
b.    Check this box if you had a deposit account(s) at WaterStone Bank totaling $50.00 or more on June 30, 2013  but are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).
c.    Check this box if you had a deposit account(s) on [voting record date] but are not an Eligible Account Holder or Supplemental Account Holder (“Other Member”).
Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.
Note: Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.
Community Offering
d.    Check this box if you are a community member (Indicate county of residence in item 9).
e.    Check this box if you were a stockholder of Waterstone Financial, Inc. on [stockholder record date].

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address
Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7.  Complete the requested stock registration and mailing address in item 8.  The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock.  If you have any questions regarding the registration of your stock, please consult your legal advisor.  Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.”  Adding the names of other persons who are not owners of your qualifying account(s) may result in the loss of your subscription rights.

Item 9 – Telephone Number(s) and County
Indicate your daytime and evening telephone number(s) and county.  We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 – Associates/Acting in Concert
Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares or are current owners of existing shares of Waterstone Financial, Inc.

Item 11– Acknowledgement
Please review the prospectus carefully before making an investment decision.  Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification.  Normally, one signature is required.  An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by Waterstone Financial, Inc. no later than 5:00 p.m., Central Time, on [expiration date] or it will become void.

Delivery Instructions:  You may deliver your stock order form by mail using the enclosed stock order return envelope, by hand delivery, or by overnight courier to the Waterstone Financial, Inc. Stock Information Center located at [stock center address]. Hand delivered stock order forms will only be accepted at this location.  We will not accept stock order forms at our other banking or mortgage offices.  If you have any remaining questions, or if you would like assistance in completing your stock order form, you may call our Stock Information Center at [stock center phone #], Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Central Time.  Please note that the Stock Information Center will be closed from 12:00 noon Friday, August 30, through 12:00 noon Tuesday, September 3, in observance of the Labor Day holiday.
Waterstone Financial, Inc. Stock Information Center
[stock center address]

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